[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256


     ROFIN-SINAR REPORTS RESULTS FOR SECOND QUARTER FISCAL YEAR 2011

             Second quarter order entry, sales and net income increased by 47%, 42% and 173%, respectively, year-over-year


Plymouth, MI / Hamburg, Germany -- May 5, 2011 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2011.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended             Six months ended
                    3/31/11   3/31/10    % Change   3/31/11  3/31/10  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $136,206  $ 95,937   +  42 %   $273,338  $188,907  +  45 %
Net income          $ 12,691  $  4,657   + 173 %   $ 27,569  $  8,242  + 234 %
Earnings per share
  "Diluted" basis   $   0.43  $   0.16   + 169 %   $   0.95  $   0.28  + 239 %

The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.3 million and 29.5 million for each of the fiscal quarters and 29.1 million and 29.5 million for the six month periods ended March 31, 2011 and 2010, respectively.

"We are very pleased with the new record level of bookings that we achieved during the second quarter as well as the improvement in sales and net income over the prior fiscal year. We experienced strong demand for our macro products from the machine tool industry, and our micro and marking business was positively affected by the flexible packaging and electronics markets. We are also satisfied with our overall quarterly financial results, which were in line with our expectations, even after considering that net income was negatively impacted by the weakening of the US Dollar and the anticipated revenue recognition delays during the quarter," commented Gunther Braun, CEO and President of RSTI. "Despite these impacts on the bottom-line results, we believe that our record backlog, combined with ongoing sales activities and focused efforts in the Asian markets, will result in a successful fiscal year 2011."



(page)
FINANCIAL REVIEW

Second Quarter

Net sales totaled $136.2 million for the second quarter ended March 31, 2011, a 42%, or $40.3 million, increase from the comparable quarter of fiscal year 2010. The weakening of the US dollar, mainly against the Euro, resulted in an increase in net sales of $1.7 million in the second quarter. Gross profit totaled $54.8 million, or 40% of net sales, compared to $37.2 million, or 39% of net sales, in the same period last fiscal year. RSTI net income amounted to $12.7 million, or 9% of net sales, compared to $4.7 million, or 5% of net sales, in the second quarter of fiscal year 2010. The diluted per share calculation equaled $0.43 for the quarter based upon 29.3 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.16 based upon 29.5 million weighted-average common shares outstanding for the same period last fiscal year.

Comparing the second fiscal quarters 2011 and 2010, SG&A expenses increased by $2.9 million to $26.1 million, representing 19% of net sales, and second quarter R&D expenses increased by $1.7 million to $9.5 million, representing 7% of net sales.

Sales of laser products used for macro applications increased by 40% to $55.7 million, accounting for 41% of total sales. Sales of lasers for marking and micro applications increased by 45% to $66.3 million and represented 49% of total sales. Sales of components increased by 39% to $14.3 million and represented 10% of total sales.


Six Months

For the six months ended March 31, 2011, net sales totaled $273.3 million, an increase of $84.4 million, or 45%, over the comparable period in 2010. The fluctuation of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $4.8 million for the six month period. Gross profit for the period was $111.1 million, $38.1 million higher than in the same period in 2010. RSTI net income for the six month period ended March 31, 2011, totaled $27.6 million. The diluted per share calculation equaled $0.95 for the six month period based upon 29.1 million weighted-average common shares outstanding.

Net sales of lasers for macro applications increased by $25.5 million, or 31%, to $107.0 million, while net sales of lasers for marking and micro applications increased by $50.9 million, or 58%, to $138.5 million. Sales of components of $27.8 million increased by $8.0 million, or 40%, versus the comparable period in fiscal year 2010.

On a geographical basis, net sales in North America in the first six months increased by 54% and totaled $51.5 million (2010: $33.4 million). In Europe, net sales increased by 31% to $128.3 million (2010: $98.0 million) and in Asia, net sales increased by 63% to $93.5 million (2010: $57.5 million).



Order Backlog

Order entry for the quarter increased by 47% to $159.3 million compared to the second quarter last fiscal year and resulted in a new record backlog of $169.4 million at March 31, 2011, mainly for laser products. As of March 31, 2011, ROFIN-SINAR had a book-to-bill ratio for the second quarter of 1.17.


(page)


Other Developments - Share Buyback

As of March 31, 2011, the Company has purchased approximately 1.1 million shares of common stock under the buyback program it announced in May 2010 for a total amount of $28.2 million.



With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 38,000 laser units installed worldwide and serves more than 4,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, May
5, 2011. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Rafferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0) 207 614 2900).




                              (Tables to follow)



























(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months            Six months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/11      3/31/10     3/31/11     3/31/10
                               ----------  ----------  ----------  ----------
-Macro                         $  55,653   $  39,941   $ 107,016   $  81,526
-Marking/Micro                    66,279      45,656     138,500      87,546
-Components                       14,274      10,340      27,822      19,835
                               ----------  ----------  ----------  ----------
Net sales                        136,206      95,937     273,338     188,907
Cost of goods sold                81,436      58,728     162,201     115,827
                               ----------  ----------  ----------  ----------
    Gross profit                  54,770      37,209     111,137      73,080
Selling, general, and
    administrative expenses       26,053      23,166      51,669      44,977
Intangibles amortization             644         546       1,286       1,178
Research and development expenses  9,502       7,826      18,129      15,544
                               ----------  ----------  ----------  ----------
    Income from operations        18,571       5,671      40,053      11,381

Other income (expense)           (   699)      1,186         217       1,426
                               ----------  ----------  ----------  ----------
    Income before income tax      17,872       6,857      40,270      12,807

Income tax expense                 5,074       2,109      12,382       4,356
                               ----------  ----------  ----------  ----------
    Net Income                    12,798       4,748      27,888       8,451
                               ----------  ----------  ----------  ----------
Net income attributable to
      non-controlling interest       107          91         319         209
                               ----------  ----------  ----------  ----------
Net income attributable to
      RSTI                      $ 12,691    $  4,657    $ 27,569    $  8,242
                               ==========  ==========  ==========  ==========
Net income attributable to RSTI per share
  "diluted" basis *             $   0.43    $   0.16    $   0.95    $   0.28
  "basic" basis **              $   0.45    $   0.16    $   0.97    $   0.28


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.3 million and 29.5 million for each of the fiscal quarters and 29.1 million and 29.5 million for the six month periods ended March 31, 2011 and 2010, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.5 million and 29.1 million for the fiscal quarters and 28.4 million and 29.1 million for the six month periods ending March 31, 2011 and 2010, respectively.







(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                     3/31/11       9/30/10
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 119,011      $ 116,319
  Trade accounts receivable, net                     105,664         97,639
  Inventories net                                    187,408        151,759
  Other current assets                                27,697         21,638
                                                   -----------    ----------
    Total current assets                             439,780        387,355
  Net property and equipment                          56,735         52,651
  Other non-current assets                           125,471        118,186
                                                   -----------    ----------
    Total non-current assets                         182,206        170,837
                                                   -----------    ----------
    Total assets                                   $ 621,986      $ 558,192
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   5,185      $   5,173
  Accounts payable, trade                             25,731         23,173
  Other current liabilities                           89,559         71,566
                                                   -----------     ---------
    Total current liabilities                        120,475         99,912
  Long-term debt                                      16,160         15,488
  Other non-current liabilities                       28,000         25,316
                                                   -----------     ---------
    Total liabilities                                164,635        140,716
    Net stockholders' equity                         457,351        417,476
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 621,986      $ 558,192
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "Despite these impacts on the bottom-line results, we believe that our record backlog, combined with ongoing sales activities and focused efforts in the Asian markets, will result in a successful fiscal year 2011" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.